EXHIBIT 99.1

Coach Industries Group Secures $6.0 Million Funding from Laurus Funds

Tuesday October 5, 7:00 am ET

DAVIE, Fla.—(BUSINESS WIRE)—Oct. 5, 2004—Coach Industries Group, Inc. (OTCBB:CIGI - News; “Coach”), a holding company focused on providing financial solutions to Commercial Fleet Operators, announced today that the Company has secured a $6 million convertible financing facility from Laurus Master Fund, Ltd. (“Laurus”), a New York-based institutional fund that specializes in direct investments in growing, small capitalization companies.

Frank O’Donnell, Chairman and CEO of Coach comments, “We are ecstatic that Laurus has joined our other strategic partners; Ford Motor Company, General Motors and Sovereign Bank in providing resources that enable Coach Industries Group, Inc. to create business solutions for Commercial Fleet Operators. As we move forward, our relationship with Laurus should enable us to complete our corporate and strategic initiatives.”

The financing facility consists of a three-year, fixed price convertible note that bears an interest rate equal to the Wall Street Journal Prime Rate plus 3.5%. The facility allows for the outstanding balance to be converted into equity at a fixed conversion price which was set at closing. Additional details about the transaction can be found in the Company’s forthcoming 8-K filing.

According to Susan Weisman, recently appointed Chief Financial Officer of Coach, “This facility will benefit Coach by increasing its working capital and also allowing us to seek synergistic acquisitions available today in the marketplace.”

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI - News; “Coach”) is a holding company focused on providing financial services to Commercial Fleet Operators.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Coach Industries Group, Inc., Davie

Francis O’Donnell, 954-862-1425

frankinef@bellsouth.net

or

Michael Steinberg, 954-796-4200

or

The Del Mar Consulting Group, Inc.

Robert B. Prag, 858-794-9500

bprag@delmarconsulting.com